EXHIBIT 10.65

THE E.W. SCRIPPS COMPANY	LISA A. KNUTSON	PHONE (513) 977-3804
P.O. BOX 5380	SENIOR VICE PRESIDENT	FAX (513) 977-3720
THE SCRIPPS CENTER	HUMAN RESOURCES	E-MAIL lisa.knutson@scripps.com
312 WALNUT STREET, SUITE 2800
CINCINNATI, OH 45202
August 7, 2008
Mr. Richard A. Boehne
c/o The E. W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, OH 45202
Re:     Employment Agreement
Dear Rich:
The E. W. Scripps Company (the “Company”) agrees to employ you and you agree to continue such employment upon the following terms and conditions. This Agreement shall replace and supersede the letter agreement between you and the Company dated June 16, 2006.
l. Term. Subject to the provisions for earlier termination provided in paragraph 10 below, the term of your employment hereunder shall become effective as of August 7, 2008 (the “Effective Date”) and shall continue through and until the third anniversary of the Effective Date. Such period shall be referred to as the “Term,” notwithstanding any earlier termination of your employment for any reason. The Company shall provide you with at least ninety (90) days’ notice prior to the expiration of the Term if the Company does not intend to continue to employ you beyond the expiration of the Term. If the Company does not provide you with such notice and the parties do not otherwise agree in writing to renew, extend, or replace this Agreement, the Term shall automatically renew for one one-year term.
2. Duties.
(a) In General. You will be the President and Chief Executive Officer of the Company, reporting directly to the Board of Directors (“the Board”). You agree to devote substantially all your business time, and apply your best reasonable efforts, to promote the business and affairs of the Company and its affiliated companies during your employment. You will perform such duties and responsibilities commensurate with your position and title during the Term, and as may be reasonably assigned to you from time to time by the Board. You shall not, without the prior written consent of the Company, directly or indirectly, during the Term, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with the performance of your duties hereunder, you may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious, civic, professional, or trade organizations. Your principal place of business shall be in Cincinnati, Ohio.
(b) Board Service. In addition, the Company shall cause you to be appointed as a member of the Board on or before the Effective Date, and following such date, you shall remain on the Board and shall perform your duties as a director of the Company conscientiously and faithfully.

Mr. Richard A. Boehne
August 7, 2008

(c) Other Entities. You also shall serve, without additional compensation, as an officer and director of each of the Company’s subsidiaries, joint ventures or affiliates, as determined by the Company, provided, that such service does not materially interfere with the performance of your duties and responsibilities as the President and Chief Executive Officer of the Company.
3. Compensation.
(a) Annual Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you no less than Eight Hundred Thousand Dollars ($800,000) a year in base salary (“Annual Salary”), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time during the Term. Your Annual Salary may be increased by the Company’s Compensation Committee in conjunction with your annual performance review conducted pursuant to the guidelines and procedures of the Company applicable to other senior executive officers, but in no event shall your Annual Salary be less than the annual salary amount established under this paragraph 3(a) for the immediately previous calendar year.
(b) Annual Incentive. You shall participate in the Company’s Executive Annual Incentive Plan, as amended, or any successor to such plan (the “Annual Incentive Plan”) with a target annual incentive opportunity of no less than 95% of your Annual Salary as established under paragraph 3(a) (“Annual Incentive”). The Annual Incentive amount actually paid shall be based on your attainment, within the range of the minimum and maximum performance objectives, of strategic and financial goals established for you by the Company and approved by the Company’s Compensation Committee. The Company shall pay to you any Annual Incentive under this paragraph 3(b) in accordance with the terms and subject to the conditions of the Annual Incentive Plan.
4. Benefits. During your employment hereunder, you shall be eligible to participate in all equity incentive plans of the Company applicable to other senior executive officers of the Company, as shall be determined by the Company’s Compensation Committee. During your employment hereunder, you shall also be entitled to participate in any employee retirement, pension and welfare benefit plan or program available to other senior executive officers of the Company, or to the Company’s employees generally, as such plans and programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, life insurance, short-term and long-term disability insurance plans, accidental death and dismemberment protection, travel accident protection, and all other plans that the Company may have or establish from time to time and in which you would be entitled to participate under the terms of the applicable plan. This provision is not intended, nor shall it have the effect of, reducing any benefit to which you were entitled as of the Effective Date. However, this provision shall not be construed to require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. You shall be entitled to be reimbursed by the Company for tax and financial planning up to a maximum of $15,000 per year, and for the annual membership fees and other dues associated with one luncheon club. In addition, the Company shall pay the costs of an annual “senior executive” physical examination. You shall be entitled to no less than five (5) weeks of Paid Time Off (“PTO”) per calendar year.

Mr. Richard A. Boehne
August 7, 2008

5. Business Expenses. During your employment hereunder, the Company shall reimburse you for reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to other senior executive officers of the Company.
6. Entitlements in Event of Death. In the event of your death during your employment hereunder, your beneficiary or estate shall, for the one-year period following your death, receive payments equal to your Annual Salary, in equal monthly installments commencing on the first day of the month following the date of your death. Also, your family members who are covered under a Company medical plan at the time of your death shall be entitled to receive commensurate medical coverage under COBRA at the Company’s expense for the two-year period immediately following your death, which period of coverage shall run concurrently with the period of continuation coverage under Section 4980B of the Code. In addition, your beneficiary or estate shall receive (i) any Annual Incentive earned in the prior calendar year, but that has not yet been paid, in accordance with the terms of the Annual Incentive Plan; (ii) a lump sum payment equal to the target Annual Incentive opportunity for the calendar year of your death, multiplied by the number of years and fractions thereof in the period commencing on January 1 of the calendar year of your death and ending on the first anniversary of your death (with each full and partial month counting as one-twelfth (1/12th) of a year), payable, less applicable deductions and withholding taxes, within 60 days after your death; which such Annual Incentive shall be in lieu of any Annual Incentive that you would have otherwise been entitled to receive under the terms of the Annual Incentive Plan for that year; and (iii) reimbursement for all documented business expenses previously incurred for which you have not been reimbursed.
7. Entitlements in Event of Permanent Disability. In the event of your permanent disability during your employment hereunder (as defined under and covered by a Company employee disability plan), your employment hereunder shall terminate. However, for the one-year period beginning on the date of such disability, you shall continue to receive payments equal to your Annual Salary, in equal monthly installments commencing on the first day of the month following the date of your disability, which payments shall serve as an offset to any benefits provided under the applicable Company employee disability plan to the extent provided in that plan. Also, you and your family members who are covered under a Company medical plan at the time of your permanent disability shall be entitled to receive commensurate medical coverage at the Company’s expense for the longer of (i) the two-year period immediately following your disability, or (ii) the period set forth in the then-applicable Company employee disability plan. In addition, you shall receive (i) any Annual Incentive earned in the prior calendar year, but that has not yet been paid, in accordance with the terms of the Annual Incentive Plan; (ii) a lump sum payment equal to the target Annual Incentive opportunity for the calendar year of your disability, multiplied by the number of years and fractions thereof in the period commencing on January 1 of the calendar year of your disability and ending on the first anniversary of your disability (with each full and partial month counting as one-twelfth (1/12th) of a year), payable, less applicable deductions and withholding taxes, within 60 days after your disability; which such Annual Incentive shall be in lieu of any Annual Incentive that you would have otherwise been entitled to receive under the terms of the Annual Incentive Plan for that year; and (iii) reimbursement for all documented business expenses previously incurred for which you have not been reimbursed.
8. Change in Control Protections. You shall be included in and covered by the Company’s Senior Executive Change in Control Plan, which is incorporated herein by reference. Your Termination Pay Multiple, as defined in the Plan, will be at least “3.0”. In the event that such plan is terminated or you are excluded from the plan for any reason during the Term, the

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August 7, 2008

Company agrees to promptly amend this Agreement so that you are similarly covered and eligible for the same benefits and protection thereunder.
9. Non-Competition, Confidential Information, Etc.
(a) Non-Competition. You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company, you will not engage in any other business activity that would otherwise conflict with your duties and obligations (including your commitment of substantially all business time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, without the prior written consent of the Company; provided, however, that this provision shall not prevent you from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term; provided, however, that, if your employment terminates before the end of the Term, the Non-Compete Period shall terminate, if earlier, (i) six (6) months after you terminate your employment for Good Reason or the Company terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 9(i) (which relates to your ability to terminate your obligations under this paragraph 9(a) in exchange for waiving your right to certain compensation and benefits); or (ii) twelve (12) months after the Company terminates your employment for Cause. (Defined terms used without definitions in the preceding sentence have the meanings provided in paragraphs 10(a) and (b).)
(b) Confidential Information. You agree that, during the Term or at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company or any of its affiliated companies which is proprietary to the Company or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.
(c) No Solicitation or Interference. You agree that, during the Term and for one (1) year thereafter, you shall not, directly or indirectly:
(i)	employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of the Company or any of its affiliated companies; or

(ii)	interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of the Company or any of its affiliated companies with any customer, supplier or consultant.

Mr. Richard A. Boehne
August 7, 2008

(d) Ownership of Works. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services to the Company or any of its affiliates during your employment with the Company and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you. You shall, as may be requested by the Company from time to time, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Secretary and any Assistant Secretary of the Company as your attorneys-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 9(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company or any of its affiliated companies of any ownership rights to which the Company or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.
(e) Litigation.
(i)	You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, and except as may be required by law or legal process, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company’s General Counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify the Company’s General Counsel before providing any information or documents.

(ii)	You agree to cooperate with the Company and its attorneys, both during employment and during the five-year period following termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s

Mr. Richard A. Boehne
August 7, 2008

counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(iii)	Except as required by law or legal process, you agree that you will not testify in any lawsuit or other proceeding which directly or indirectly involves the Company or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company or any of its affiliated companies. In all events, you shall give advance notice to the Company’s General Counsel of such testimony promptly after you become aware that you may be required to provide it. The Company expressly reserves its attorney-client and other privileges except if expressly waived in writing.
(f) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company or any of its affiliated companies shall remain the exclusive property of the Company. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy either may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may directly owe to the Company or any of its affiliated companies at the time of or subsequent to the termination of your employment with the Company; and (ii) the reasonable value of the Company property which you retain in your possession after the termination of your employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.
(g) Non-Disparagement. During the Term hereof and for one (1) year following the termination hereof for any reason, you shall not make, nor cause any one else to make or cause on your behalf, any public disparaging or derogatory statements or comments regarding the Company or its affiliated companies, or its officers or directors; likewise the Company will not make, nor cause any one else to make, any public disparaging or derogatory statements or comments regarding you.
(h) Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You and the Company acknowledge and agree that your violation of paragraphs 9(a) through (h) of this Agreement may result in irreparable damage to the Company and/or its affiliated companies and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.
(i)	Survival; Modification of Terms. The obligations set forth under paragraphs 9(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 9(a) (but not under any other provision of this Agreement) shall cease if

Mr. Richard A. Boehne
August 7, 2008

you terminate your employment for Good Reason or the Company terminates your employment without Cause and you notify the Company in writing that you have elected to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 10(d)(i) through (iv). You and the Company agree that the restrictions and remedies contained in paragraphs 9(a) through (h) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.
10. Termination.
(a) Termination for Cause. The Company may, at its option, terminate your employment under this Agreement for Cause and thereafter shall have no obligations under this Agreement, including, without limitation, any obligation to pay Annual Salary or Annual Incentive or provide benefits. “Cause” shall mean exclusively: (i) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of Confidential Information; (iii) your material breach of this Agreement; (iv) your gross misconduct or gross neglect in the performance of your duties hereunder; (v) your willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (vi) your willful and material violation of the Company’s written conduct policies, including but not limited to the Company’s Employment Handbook and Ethics Code. The Company will give you written notice prior to terminating your employment pursuant to (iii), (iv), (v), or (vi), of this paragraph 10(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), (v), or (vi) of this paragraph 10(a); provided, however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.
(b) Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to the Company. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Permanent Disability) exclusively: (i) a material diminution in your authority, duties, or responsibilities; (ii) a requirement that you report to a corporate officer or employee instead of reporting directly to the Board; (iii) a material diminution in the budget over which you retain authority (except for good faith budget adjustments necessitated by the legitimate business needs of the Company); (iv) a material change in geographic location at which you must perform services under this Agreement from the Company’s offices at which you were principally employed; or (v) any other action or inaction that constitutes a material breach by the Company of the terms of the Agreement. A termination of your employment shall not be deemed to be for Good Reason unless (1) you

Mr. Richard A. Boehne
August 7, 2008

provide notice to the Company of the existence of the event or condition constituting the basis for your Good Reason termination within thirty (30) days after such event or condition initially occurs or exists, (2) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (3) your termination of employment occurs not later than ninety (90) days after such event or condition initially occurs or exists.
(c) Termination Without Cause. The Company may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you.
(d) Termination Payments/Benefits. In the event that your employment terminates under paragraph 10(b) or (c), you shall thereafter receive the following, less applicable deductions and withholding taxes:
(i)	A lump sum payment equal to your Annual Salary, as in effect on the date on which your employment terminates, calculated through the end of the Term. Such payment shall be made within thirty (30) days after the termination of your employment;
(ii)	A lump sum payment equal to your Annual Incentive that would have been payable for the calendar year of your termination under the Annual Incentive Plan if you had remained employed for the entire year, based on actual performance during the entire year and without regard to any discretionary adjustments that have the effect of reducing the amount of your Annual Incentive (other than discretionary adjustments applicable to all similarly situated executives in the plan who did not terminate employment), pro-rated for the portion of the year through the date of termination. Such payment shall be made at the same time that payments are made to other participants in the Annual Incentive Plan for that year and shall be in lieu of any Annual Incentive that you would have otherwise been entitled to receive under the terms of the Annual Incentive Plan for the year of termination;
(iii)	A lump sum payment equal to your target Annual Incentive in effect on the date on which your employment terminates, multiplied by the remaining number of years and fractions thereof in the Term (with each full and partial month counting as one-twelfth (1/12th) of a year). Such payment shall be made within thirty (30) days after the termination of your employment;
(iv)	Medical and dental insurance coverage provided under COBRA (or early retiree medical if eligible for such coverage and elected) at no cost to you (except as hereafter described) pursuant to the plans then covering the employees of the Company (until the end of the Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party, which period of coverage shall run concurrently with the period of continuation coverage under Section 4980B of the Code); provided, that, during the period that the Company provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and the Company may withhold taxes from your compensation for this purpose; and provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA, if applicable, at your own expense for the balance, if any, of the period required by law; and

Mr. Richard A. Boehne
August 7, 2008

(v)	The Company shall take all steps reasonably necessary to continue the life insurance coverage pursuant to the policy then covering the employees of the Company (and if the policy cannot be continued in its then-current form, the Company shall exercise any required conversion features to continue the policy) in the amount then furnished to the Company employees, at no cost to you, until the end of the Term. The amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer.
Notwithstanding the foregoing, in the event your employment is terminated pursuant to paragraphs 10(b) or (c) with less than eighteen (18) months remaining in the Term, then for purposes of determining the payments and benefits described in paragraphs 10(d)(i), (iii), (iv) and (v), the Term shall be deemed to have eighteen (18) months remaining at the time of your termination of employment. You understand and agree that notice given by the Company in accordance with paragraph 1 that it does not intend to continue to employ you beyond the expiration of the Term does not constitute termination pursuant to paragraph 10(c).
(e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 10(d) with respect to medical and dental benefits and life insurance), participation in all the Company benefit plans and programs will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs.
(f) Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company. If, for any reason, this paragraph 10(f) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any such documents or instruments as your attorney-in-fact.
11. Severance Contingent On Release, Waiver and Non-Compete Agreement. If, pursuant to paragraph 1, the Company gives proper notice that it does not intend to employ you beyond the expiration of the Term, and your employment hereunder ends as a result, if you execute and do not later revoke or materially violate the Release, Waiver and Non-Compete Agreement in a form materially similar to the document attached hereto as Exhibit A, you will be entitled to the benefits described in paragraphs 10(d)(i) – (v); provided, however, that for purposes of determining the payments and benefits described in paragraphs 10(d)(i), (iii), (iv), and (v), the Term shall be deemed to have eighteen (18) months remaining at the time of your termination of employment. The Release, Waiver and Non-Compete Agreement must be executed by you and become effective and irrevocable in accordance with its terms no later than the thirtieth (30th) day following termination of your employment (the “Release Date”), or such longer period as required by law. Payment of the benefits described in paragraphs 10(d)(i) and (ii) shall be made within thirty (30) days after the Release Date, but in no event later than March 15 of the calendar year immediately following the calendar year in which your employment terminates.

Mr. Richard A. Boehne
August 7, 2008

12. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
13. Company’s Policies. You agree that, during your employment hereunder, you will comply in all material respects with all of the Company’s written policies, including, but not limited to, the Company’s Employee Handbook and Ethics Code.
14. Indemnification; D&O Liability Insurance. If you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you were an officer, director, employee, or agent of the Company or any of its affiliated companies, or were serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold you harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Ohio, against all costs, expenses, liabilities and losses you incur in connection therewith. Such indemnification shall continue even if you have ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of your heirs, executors and administrators. The Company shall reimburse you for all costs and expenses you incur in connection with any Proceeding within 20 business days after receipt by the Company of a written requests for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering you at a level and on terms and conditions commensurate to the coverage the Company provides other senior executive officers of the Company.
15. Notices. All notices under this Agreement must be given in writing, by personal delivery facsimile or by mail, if to you, to the address shown on this Agreement (or any other address designated in writing by you), with a copy to any other person you designate in writing, and, if to the Company, to the address shown on this Agreement (or any other address designated in writing by the Company), with a copy, to the attention of the Company’s General Counsel’s Office. Any notice given by mail shall be deemed to have been given three days following such mailing.
16. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you, without the prior written consent of the Company, otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in the immediately following sentence, this Agreement shall not be assignable by the Company without your prior written consent. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such

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August 7, 2008

succession had taken place. “Company” means the Company as defined in this Agreement and any successor to its business and/or assets as described above that assumes and agrees to perform this Agreement by operation of law or otherwise.
17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.
18. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.
19. Entire Understanding. Except where specifically stated otherwise herein, this Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.
20. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
21. Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by the Company or any of its affiliated companies.

22. Deductions and Withholdings. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any property (including shares of the Company’s Class A Common Stock), benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.
23. Compliance with Section 409A of the Code.
(a) Section 409A of the Internal Revenue Code (“Section 409A”) imposes payment restrictions on “separation pay” (i.e., payments owed to you upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to you, including immediate taxation, interest and a 20% penalty tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A of the Code, to the maximum extent possible. If neither of these exceptions applies, then notwithstanding any provision in this Agreement to the contrary:
(i) All amounts that would otherwise be paid or provided during the first six months following the date of termination shall instead be accumulated through and paid or provided (together with interest on any delayed payment at the applicable federal rate under the Internal Revenue Code), on the first business day following the six-month anniversary of your termination of employment.
(ii) Any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the Term (or the applicable expense reimbursement or benefit continuation period provided in this Agreement). The amount of the reimbursable expense or benefit to which you are entitled during a calendar year will not affect the amount to be provided in any other calendar year, and your right to receive the reimbursement or benefit is not subject to liquidation or exchange for another benefit. Provided the requisite documentation is submitted, the Company will reimburse the eligible expenses on or before the last day of the calendar year following the calendar year in which the expense was incurred.
(b) For purposes of this Agreement, “termination of employment” or words or phrases to that effect shall mean a “separation from service” within the meaning of Section 409A.
If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.
Sincerely yours,

THE E.W. SCRIPPS COMPANY	ACCEPTED AND AGREED:

By: /s/Lisa A. Knutson	/s/ Richard A. Boehne

Its: Senior Vice President/Human Resources	Richard A. Boehne
Dated: August 12, 2008

EXHIBIT A
RELEASE, WAIVER AND NON-COMPETE AGREEMENT
     This Release, Waiver and Non-Compete Agreement (the “Agreement”) is entered by and between                      (the “Executive”) and The E.W. Scripps Company (the “Company”).
WITNESSETH:
     WHEREAS, the Company and Executive entered into that certain Employment Agreement dated                      (the “Employment Agreement”);
     WHEREAS, paragraph 11 of the Employment Agreement specifically provides that the Executive is required to sign this Agreement to receive the payment of certain severance benefits under the that paragraph following termination of employment;
     WHEREAS, the Company and Executive desire to enter into this Agreement to give effect to the foregoing, and to agree on and/or reaffirm certain rights, obligations and understandings that shall survive the Employment Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Employment Agreement and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Reference and Definitions. The Employment Agreement shall be incorporated herein for reference, but only to the extent specifically called for hereunder. The capitalized terms contained in this Agreement shall, to the extent they are the same as those used in the Employment Agreement, shall carry the same meaning as in the Employment Agreement.
     2. Severance and Other Benefits. In consideration for Executive executing and not revoking or materially violating this Agreement and for his/her compliance with its terms and those certain Covenants that shall survive the Employment Agreement specified in paragraph 5 below, the Company shall provide the payments and benefits described in paragraph 11 of the Agreement (the “Severance Benefits”) at the times set forth in the Agreement.
     3. General Release and Waiver of Claims. In exchange for and in consideration of the Severance Benefits, Executive, on behalf of himself/herself and his/her successors, assigns, heirs, executors, and administrators, hereby releases and forever discharges the Company and its parents, affiliates, associated entities, representatives, successors and assigns, and their officers, directors, shareholders, agents and employees from all liability, claims and demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description arising out of his/her employment relationship with the Company, or the ending of his/her employment on                     , 20     . These claims, demands, actions or causes of action include, but are not limited to, actions sounding in contract, tort, discrimination of any kind, and causes of action or claims arising under federal, state, or local laws, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, and any similar state or local laws. Executive further agrees that Executive will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims which Executive has asserted or could have asserted against the Company. Executive represents to his/her knowledge

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neither Executive nor any person or entity acting on Executive’s behalf or with Executive’s authority has asserted with any federal, state, or local judicial or administrative body any claim of any kind based on or arising out of any aspect of Executive’s employment with the Company or the ending of that employment. If Executive, or any person or entity representing Executive, or any federal, state, or local agency, asserts any such claim, this Release and Waiver Agreement will act as a total and complete bar to recovery of any judgment, award, damages, or remedy of any kind.
     4. No Admission of Liability. It is understood and agreed that this Agreement is a compromise of any alleged claims and that the making of this offer, the entering into of this Agreement, and the benefits paid to Executive are not to be construed as an admission of liability on the part of the Company, and that all liability is expressly denied by the Company.
     5. Non-Compete. In exchange for and in consideration of the Severance Benefits, Executive agrees that, for the twelve (12) months following the effective date hereof, he/she shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, without the prior written consent of the Company; provided , however , that this provision shall not prevent Executive from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.
     6. SURVIVING COVENANTS. EXECUTIVE AND THE COMPANY HEREBY ACKNOWLEDGE AND AFFIRM, TO THE EXTENT APPLICABLE, THEIR RESPECTIVE CONTINUING OBLIGATIONS WITH RESPECT TO THOSE CERTAIN COVENANTS CONTAINED IN THE EMPLOYMENT AGREEMENT, WHICH ARE INCORPORATED HEREIN BY REFERENCE, SPECIFICALLY: SECTION 9(B) CONFIDENTIAL INFORMATION; SECTION 9(C) NO SOLICITATION OR INTERFERENCE; SECTION 9(E) LITIGATION; AND SECTION 9(G) NON-DISPARAGEMENT.
     7. Return of Property. Executive agrees to return, as soon as practicable and no later than three (3) business days after his/her execution hereof, any and all property, including duplicates or copies thereof, belonging to the Company, including, but not limited to: keys, security cards, documents, equipment, supplies, customer lists, customer information, and confidential information.
     8. Business Expense Reports and Reconciliation of Company Charge Card Expenses. Executive agrees that the Severance Benefits shall not be paid until Executive submits all required business expense reports, if any, and pays for any and all non-business charges on the Company’s charge card or otherwise for which he/she is personally responsible, within thirty (30) days following termination of employment with the Company.
     9. Severability/Waivers. Executive agrees that if any provision of this Agreement shall be held invalid or unenforceable, that such provision shall be modified to the extent necessary to comply with the law, or if necessary stricken, but the parties agree that the remainder of this Agreement shall nevertheless remain in full force and effect. No waiver of any term or condition of this Agreement or any part thereof shall be deemed a waiver of any other terms or conditions of this Agreement or of any later breach of this Agreement.
     10. Confidentiality. The terms of this Agreement shall remain confidential, and neither Executive nor the Company will publish or publicize the terms of this Agreement in any manner, unless specifically required to do so by valid law or regulatory requirement, which, in

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such case, the disclosing party shall provide the other party reasonable advance notice. Executive shall not discuss or reveal the terms of this Agreement to any persons other than his/her immediate family, personal attorney, and financial advisors.
     11. Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his/her heirs, personal representatives and successors and assigns. Except to the extent specifically provided for in paragraphs 1, 2 and 5 above, upon its execution, this Agreement shall supersede and render null and void any and all previous agreements, arrangements, or understandings between you and the Company pertaining to Executive’s employment with the Company, including, but not limited to the Employment Agreement.
     12. Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth below, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Section.

If to the Company:	The E. W. Scripps Company
28 th Floor
312 Walnut Street
Cincinnati, Ohio 45202
Attn: Lisa A. Knutson, Senior Vice President, Human Resources
William Appleton, Senior Vice President & General Counsel
If to Executive:
     13. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Ohio. The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Ohio shall be disregarded. Each Party hereby agrees for itself and its properties that the courts sitting in Hamilton County, Ohio shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Agreement, or from the relationship of the Parties, or from the Executive’s employment with the Company, or from the termination of the Executive’s employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits itself and its property to the venue and jurisdiction of such courts.
     14. Revocation Period. Executive agrees that Executive has read this Agreement and is hereby advised and fully understands his/her right to discuss all aspects of this Agreement with Executive’s attorney prior to signing this Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement. Executive acknowledges that he/she has been given at least twenty-one (21) days to discuss, review, and consider all of the terms, conditions, and covenants of this Agreement. Executive understands that this Agreement does not become effective or enforceable until seven (7) days after it has been executed by Executive. During the seven-day period following its execution, Executive may revoke this Agreement in its entirety by providing written revocation to the Company by notice to the Company pursuant to paragraph 12, in which case this Agreement shall be on no further legal force or effect.

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     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the date(s) specified below.

EXECUTIVE	THE E. W. SCRIPPS COMPANY

Name:		By:

	(please print)	Its:

Signature:	Date:

Date:

Witness’s Name:

Witness’s Signature:

Date:

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